PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

Staphylococcus aureus Investigational Vaccine Elicits a Positive Immune Response in Phase 1 Study

ATLANTA, Georgia – May 9, 2011 – Inhibitex, Inc. (Nasdaq: INHX), announced today that Pfizer Inc. presented safety and immunogenicity data from a Phase 1 double-blind randomized placebo controlled study in 408 healthy volunteers of a novel three antigen Staphylococcus aureus investigational vaccine (SA3Ag) at the 21st European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) and 27th International Congress of Chemotherapy (ICC) in Milan, Italy (ECCMID/ICC). The vaccine candidate is comprised of S. aureus capsular polysaccharide serotypes 5 and 8 conjugated to CRM197 and the recombinant surface-expressed MSCRAMM protein, clumping factor A. In the Phase 1 study, the vaccine elicited a positive immune response to each of the three components. Pfizer has worldwide exclusive rights to the Company’s MSCRAMM protein platform for the development of staphylococcal vaccines.

“We are very encouraged with the initial safety and immunogenicity profile of SA3Ag in this Phase 1 trial,” stated Dr. Joseph Patti, Senior Vice President and Chief Scientific Officer of Inhibitex, Inc. “We are pleased with the clinical progress of the staph vaccine program by our partner Pfizer and look forward to its continued development.”

About Staphylococcus aureus Infections

S. aureus is a leading cause of hospital-acquired infections in the United States. Hospital-acquired S. aureus, and in particular, methicillin-resistant S. aureus (MRSA), infections are generally associated with a longer hospital stay, greater morbidity and mortality and high treatment costs. The emergence of hard-to-treat MRSA, in both the hospital and the community setting, and the additional costs to treat these infections provide a rationale for the development of a vaccine to prevent S. aureus infections.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s pipeline includes FV-100, which is in Phase 2 clinical development for the treatment of shingles, and INX-189, a nucleotide polymerase inhibitor in clinical development for the treatment of chronic hepatitis C infections. The Company also has additional HCV nucleotide polymerase inhibitors in preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com